                          AMENDED EMPLOYMENT AGREEMENT


         The parties to this Amended Employment Agreement (the "Agreement") are The Warnaco Group, Inc. ("Warnaco"), a Delaware corporation, with its office and principal place of business currently located at 90 Park Avenue, New York, New York 10016, its divisions, subsidiaries and affiliates (collectively, with Warnaco, the "Companies"), and Antonio Alvarez (the "Employee") an individual currently residing in [Home Address].

                                   BACKGROUND

         Warnaco desires to employ the Employee on a full-time basis as its President and Chief Executive Officer and the Employee desires to be so employed by Warnaco, all upon the terms and conditions hereinafter set forth.

         1. Employment and Duties. During the Employment Period, the Employee shall serve as President and Chief Executive Officer of Warnaco, reporting to Warnaco's Board of Directors (the "Board"). The duties and responsibilities of the Employee shall include such duties and responsibilities as are typically assigned to a president and chief executive officer.

         The Employee shall perform faithfully the duties and responsibilities referred to above to the best of his ability, devoting not less than 85% of his time to his responsibilities as President and Chief Executive Officer.

         2. Employment Period.

         (a) Term. The employment period (the "Employment Period") shall begin on June 11, 2001 (the "Effective Date") and shall continue thereafter throughout the period ending on October 31, 2002 (the "Expiration Date") unless sooner terminated or extended pursuant to section 2(e). If the Employment Period is extended to April 30, 2003, pursuant to section 2(e), the Expiration Date shall be April 30, 2003.

         (b) Early Termination Generally. The Employee's employment may be terminated by either Warnaco without Cause (as hereinafter defined) by giving 30 days' written notice to the Employee or the Employee without Good Reason by giving 90 days' written notice to Warnaco. The Employee's employment shall terminate immediately in the event of the Employee's death. In addition, Warnaco may, in its sole discretion, terminate the Employee's employment due to his Disability for a period of 120 consecutive days. "Disability" shall mean a determination by a physician that the Employee is unable to carry out the responsibilities assigned to him under this Agreement. The initial determination as to the Employee's Disability shall be made by Franklin Klion, M.D or, in the event Dr. Klion is no longer in private practice, by the Employee's then private physician. Warnaco shall have the right to require the Employee to obtain a second opinion as to disability by a physician designated by Warnaco. If there is a disagreement between the physicians, a third physician mutually agreed to by Employee and Warnaco will settle the dispute. The costs of any such examinations and determinations as to disability shall be borne by the Companies.

         (c) Early Termination for Cause. Warnaco may immediately terminate the Employee's employment prior to the Expiration Date for Cause by giving notice in writing of such termination. For all purposes under this Agreement, the term "Cause" shall mean (i) a breach by Employee of any of his material obligations under this Agreement which is not cured to the reasonable satisfaction of the Board within 30 days of Warnaco's having provided written notice thereof to the Employee, (ii) the Employee's engaging in gross negligence or willful misconduct that results in material economic harm to the Companies or (iii) either the Employee's conviction of a felony or the final determination, not subject to stay or appeal, by the relevant authority of a violation by the Employee of any federal state or local law or regulation applicable to the Companies, in either case, that results in material economic harm to the Companies.

         (d) Early Termination for Good Reason. The Employee may immediately terminate the Employee's employment prior to the Expiration Date for Good Reason (as hereinafter defined). For all purposes of this Agreement, the term "Good Reason" means the occurrence without the written consent of the Employee of any one of the following acts or failures to act by Warnaco unless such act or failure to act is remedied to the reasonable satisfaction of the Employee within 30 days of Employee having provided written notice thereof to Warnaco: (w) Warnaco breaches its material obligations under this Agreement; (x) Warnaco assigns the Employee any duties or responsibilities inconsistent with the scope of duties or responsibilities associated with Employee's title or position as set forth in section 1 of this Agreement; (y) Warnaco requires the Employee to report to anyone other than the Board; or (z) Warnaco engages in willful misconduct that is materially injurious to the Employee.

         (e) Extension. At any time before the date that is 30 days prior to October 31, 2002, the Employment Period may be extended to April 30, 2003 by written agreement between the Employee and Warnaco. Except as may be provided in the order of the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approving the entry into this Agreement by the Companies, such extension shall not require further Bankruptcy Court approval.

         (f) Date of Termination. The "Date of Termination" shall be the earlier of (i) the date that the Employee's employment is terminated for any reason, as set forth in the applicable written notice and (ii) the Expiration Date.

         3. Place of Employment. The Employee's services shall be performed at Warnaco's principal offices in New York City. The parties acknowledge, however, that the Employee shall be required to travel in connection with the performance of his duties hereunder.

         4. Base Salary; Advance. For all services to be rendered by the Employee pursuant to this Agreement, the Companies shall pay the Employee during the Employment Period a base salary (the "Base Salary") at the rate of $125,000 per month (prorated as necessary). Subject to sections 2(b) and 8(b)(ii), in the event the Employee is unable to perform his duties as a Chief Executive Officer due to illness or Disability for a period of thirty (30) consecutive days or more, the Employee and Warnaco shall negotiate in good faith a reduced Base Salary for such period. The Base Salary shall be paid in periodic installments in accordance with Warnaco's regular payroll practices. Any monthly base salary in excess of the Base Salary received by the Employee during the period from the Effective Date to the date this Agreement is approved by the Bankruptcy Court (the "Excess Monthly Salary") shall be credited against payment of the Minimum Bonus as set forth in section 2(c) of Annex I hereto (the "Annex"), which is an express part of this Agreement. As of December 13, 2001, the Excess Monthly Salary is $301,021.51. Warnaco shall promptly remit an advance of $100,000, which shall be held by Employee and credited against any amounts due at the termination of the Employment Period and returned upon the satisfaction of all of Warnaco's obligations hereunder.

         5. Incentive Bonus. The Employee shall be entitled to receive an incentive bonus (the "Incentive Bonus") at the times and in the amounts and on the terms and conditions set forth in the Annex.

         6. Benefits and Perquisites. Except as otherwise set forth in this Agreement, during the Employment Period, the Employee shall not be eligible to participate in, or enjoy the benefit of, any benefit plans, programs and perquisites maintained by the Companies.

         7. Expenses. The Employee shall be entitled to prompt reimbursement for all reasonable, ordinary and necessary travel, entertainment, and other expenses incurred by the Employee during the Employment Period in the performance of his duties and responsibilities for the Companies under this Agreement and for the reasonable fees and expenses of his counsel that are incurred in connection with the preparation, negotiation and approval of this Agreement; provided, however, that the Employee provides appropriate itemization and substantiation of expenses, in accordance with the policies and procedures of the Companies as in effect and actually applied immediately prior to the date hereof, or if more favorable to the Employee, as in effect at any time thereafter with respect to the Employee or other executives of Warnaco or the Companies.

         8. Payments Upon Termination of Employment. In the event the Employee's employment terminates prior to the end of the Employment Period, the Employee shall be entitled to receive, in lieu of any severance benefits to which the Employee may otherwise be entitled under any of the Companies' severance plans or programs, payment as follows.

         (a) Termination For Any Reason -- Incentive Bonus. Section 5 of the Annex sets forth the treatment of the Incentive Bonus upon a termination of the Employment Period for any reason. Without limiting the Companies' obligations to pay the Incentive Bonus in accordance with the provisions of Section 5 of the Annex, in the event a part or all of the Incentive Bonus (other than the Minimum Bonus, as defined in the Annex) becomes payable and the Companies provide the Employee with a reasonably detailed written calculation of the amount of Incentive Bonus then payable, then the Employee's acceptance of the amount so calculated shall be in full satisfaction of the Incentive Bonus (or portion thereof then payable). In the event the Employee does not agree that the amount calculated by the Companies is the amount of the Incentive Bonus then owed to him, the Employee may refuse acceptance of the proffered payment without limiting in any way his right to assert a breach by the Companies of their obligation to pay the Incentive Bonus (or portion thereof then payable) or the Companies' right to assert as a defense that they offered payment in the full amount of the Incentive Bonus (or portion thereof then payable).

         (b) Termination Due to Death or Disability -- Base Salary and Expenses.

          i. In the event of the Employee's death during the Employment Period, the Employee's devisee, legatee, or other designee or, if there be no such designee, the Employee's estate (the "Beneficiary") shall be entitled to receive (A) the Base Salary earned for the period of the Employment Period up to and including the Date of Termination and (B) reimbursement of any expenses incurred prior to the Employee's death to the extent such expenses are reimbursable under this Agreement.

          ii. In the event that employment is terminated due to Disability, the Employee shall be entitled to receive (A) Base Salary earned for the period of the Employment Period up to and including the Date of Termination and (B) reimbursement of any expenses incurred prior to the Disability to the extent such expenses are reimbursable under this Agreement.

          iii. If the Employee's employment is terminated due to his death or Disability, neither the Employee nor his Beneficiary shall have any rights under the Agreement, except as set forth in this section 8(b), sections 12 and 14 hereof and in section 5 of the Annex.

         (c) Termination without Cause or Resignation for Good Reason - Base Salary and Expenses. If, during the Employment Period, Warnaco terminates the Employee's employment other than for Cause, or if the Employee terminates his employment for Good Reason, then the Employee shall be entitled to receive upon such termination or resignation an amount equal to his Base Salary times the lesser of twelve (12) and the number of months (including fractions thereof) remaining until the Expiration Date. As a condition to the Employee receiving such payment and as a condition to the Employee agreeing to accept such payment, then each of the Companies, on the one hand, and the Employee, on the other hand, will execute and deliver to each other mutual releases releasing any and all claims, demands, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by the releasing party arising out of or in any way connected with the Employee's employment and any agreements, transactions, policies, practices, occurrences, acts or omissions occurring prior to the Date of Termination regarding the Employee's employment relationship with the releasing party arising at any time on or prior to such date which either party may have against the other party relating to the Employee's employment; provided, however, that the Employee's release shall not release in any manner any claims, demands, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by him relating to the amount and payment of the Incentive Bonus, any rights under section 12 hereof and any amounts provided for in the following sentence. In addition, the Employee shall be entitled to receive any amounts of Base Salary earned up to and including the Date of Termination and the reimbursement of expenses incurred prior to such date to the extent such expenses are reimbursable under this Agreement.

         (d) Termination for Cause or Resignation without Good Reason - Base Salary and Expenses. In the event Warnaco terminates the Employee's employment for Cause, or the Employee terminates his employment without Good Reason, then the Employee shall not be entitled to the severance payment described in section 8(c) or any severance benefit under any

Warnaco severance plan or program. The Employee will be entitled to receive any Base Salary earned up to and including the Date of Termination and reimbursement of expenses incurred prior to such date to the extent such expenses are reimbursable under this Agreement.

         9. Nonsolicitation; No-Hire.

         (a) The Employee agrees that, for a period of one year following the Date of Termination, neither he nor Alvarez & Marsal, Inc. ("A&M") will solicit or recruit any then current employee of the Companies nor will the Employee solicit or recruit any such person acting on behalf of a third party during such one-year period and agrees further that for a period of one year following the Date of Termination neither he nor A&M will solicit or recruit any person who had been an employee of the Companies at any point during the Employment Period but who was no longer employed by any of the Companies on the Date of Termination; provided, however, that this section 9(a) shall not prohibit Employee or A&M from responding to inquiries that were initiated by such employee on or after the date that is six months following the Date of Termination or a third party from soliciting or recruiting any such person without the Employee's assistance.

         (b) The Employee agrees that, for a period of six months following the Date of Termination, neither he nor A&M will hire any then current employee of the Companies and agrees further that for a period of six months following the Date of Termination neither he nor A&M will hire any person who had been an employee of the Companies at any point during the Employment Period but who was no longer employed by any of the Companies on the Date of Termination.

         (c) The Employee agrees that following the Date of Termination, neither he nor A&M will hire any employee of a division or subsidiary that was sold to a third party during the Employment Period who was an employee of such division or subsidiary at the time of such sale until the end of the period ending six-months after the date of the consummation of the sale of such operating division or subsidiary.

         (d) Notwithstanding any other provision of this Agreement, nothing shall affect the Employee's or A&M's right to directly or indirectly hire or offer employment in any capacity to any of William B. Gordon, Douglas P. Rosefsky, James P. Fogarty and Ryan C. McCarthy. Further, upon the prior written consent of Warnaco, the Employee or A&M may take any action that would otherwise be prohibited by sections 9(a), (b) or (c) hereof.

         (e) In view of the nature of the Employee's employment with the Companies, the Employee agrees that the Companies would be irreparably harmed by any hiring, solicitation or recruitment in violation of the terms of this section 9 and that the Companies shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this section 9 and to any other judicial relief available.

         10. Confidentiality; Company Property. The Employee shall keep as confidential all non-public information received from the Companies in conjunction with his employment, except: (a) as requested by the Companies or its legal counsel; (b) as required by legal

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proceedings or (c) as reasonably required in the performance of his duties, including in communications with the Companies' shareholders, affiliates and creditors, or their advisors. At the conclusion of the Employment Period, if requested by the Companies, the Employee shall promptly return to the Companies all such information and any other property of the Companies in his possession. In view of the nature of the Employee's employment with the Companies, the Employee agrees that the Companies would be irreparably harmed by a violation of the terms of this section 10 and that the Companies shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this section 10 and to any other judicial relief available.

         11. Certain Conduct. During and after the Employment Period, the Companies agree to refrain and the Employee agrees to refrain from making any statements of a defamatory or disparaging nature regarding the other party, the Companies' officers, directors, personnel or products or the Employee's services, except, in each case, in such party's professional capacity or, in the case of the Employee, in connection with the performance of his duties hereunder or in connection with litigation arising out of or relating to this Agreement. Notwithstanding the foregoing, the Companies shall be permitted to respond to inquiries from potential employers of the Employee regarding the Employee and both parties shall be permitted to respond to public statements by the other party that are defamatory or disparaging with respect to the other party, the Companies' officers, directors, personnel or products or the Employee's service or required by law.

         12. Indemnification. Warnaco shall indemnify the Employee as provided herein or, to the extent more favorable to the Employee, to the fullest extent permitted by Delaware law on the date of this Agreement. The Employee shall be entitled to the benefit of the most favorable indemnities Warnaco provides to its officers or directors, whether under Warnaco's bylaws, its certificate of incorporation, by contract or otherwise and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Employee. The Employee shall be covered as an officer under Warnaco's existing director and officer liability insurance policy. Warnaco shall also use commercially reasonable efforts (which shall include the payment of amounts which Warnaco determines in its good faith are reasonable) to arrange to maintain any such insurance coverage for a period of two years following the Date of Termination. The provisions of this section 12 are in the nature of contractual obligations and no change in applicable law or Warnaco's charter, bylaws or other organizational documents or policies shall affect Employee's rights hereunder.

         13. Survival of Sections. Termination of this Agreement shall not affect any provisions of sections 9, 10, 11, 12 and 14, each of which shall remain in full force and effect. If it is determined by a court of competent jurisdiction in any state that any restriction or provision in sections 9, 10, 11, 12 or 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction or provision may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         14. Successors and Assigns. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees,

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devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the prior written consent of the other, assign or transfer this Agreement or any one or more of his or its rights under this Agreement or delegate any one or more of his or its duties under this Agreement, to any other person or entity, except that Employee may assign his right to receive payments or benefits hereunder so long as the Warnaco reasonably believes, acting in good faith, that such assignment is neither inconsistent with the Companies' obligations under applicable law nor harmful to the Companies' economic interests. In any event, no assignment of rights, or delegation of obligations under this Agreement shall relieve the assigning or delegating party of its obligations hereunder. Warnaco shall require any successor to all or substantially all of the business and/or assets of Warnaco, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Warnaco would be required to perform if no such succession had taken place.

         15. Determinations. Any determination to be made by Warnaco shall be made by the Board.

         16. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:


                  If to the Employee:       Antonio Alvarez
                                            599 Lexington Avenue
                                            Suite 2700
                                            New York, New York 10022

                  If to Warnaco
                  Or the Companies:         The Warnaco Group, Inc.
                                            90 Park Avenue
                                            New York, New York 10016
                                            Attention: Stanley Silverstein, Esq.
                                                       General Counsel


or to such other address or the attention of such other person as the recipient party has previously furnished to the other parties in writing in accordance with this section. Such notices or other communications shall be effective upon delivery or three days after they have been mailed as provided for above.

         17. Integration. This Agreement (including the Annex) represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, that certain Employment Agreement between the Companies and Employee dated as of June 11, 2001 and approved by the Bankruptcy Court on December 13, 2001. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.


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         18. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach or promise by such other party.

         19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         20. Miscellaneous.

         (a) No Right of Employment. Nothing in the Agreement shall be construed as giving the Employee any right to be retained in the employ of Warnaco or shall interfere in any way with the right of Warnaco to terminate the Employee's employment at any time with or without Cause in accordance with the terms of this Agreement.

         (b) Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under the Agreement shall be paid from the general assets of the Companies. The Companies shall have no obligation to establish any fund or to set aside any assets to provide benefits under the Agreement. The foregoing notwithstanding, all compensation and benefits due to, and other rights of, Employee under this Agreement shall be treated as allowed administrative expenses under section 503 of the Bankruptcy Code in the Companies' cases under chapter 11 of the Bankruptcy Code.

         (c) Rules of Construction. References to sections refer to sections of the Agreement, unless otherwise stated. Headings of sections (other than the definitions) are included solely for convenience of reference and shall not govern or control the meaning of the text of the Agreement. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

         (d) Tax Withholding. All amounts paid under the Agreement shall be subject to all applicable federal, state and local income tax and employment tax withholding.

         (e) Jurisdiction. The parties hereto consent to the exclusive jurisdiction of the Bankruptcy Court over any dispute relating to this Agreement.

         (f) Amendment and Termination. No provision of this Agreement may be amended or terminated unless it is agreed to in writing and signed by both parties hereto.

         21. Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions therein.



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         22. Mitigation; Offset. The Employee shall not be required to mitigate damages or amounts and benefits payable to him under any of the provisions of this Agreement by seeking other employment or otherwise, and compensation or benefits of any kind which are earned or received by him from such employment, any third party, self-employment or otherwise shall not reduce or offset the amounts and benefits otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims that Warnaco (or any other person or entity) may have against the Employee.

         23. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, each of Warnaco and the Employee has executed this Agreement, in the case of Warnaco by its duly authorized officer, as of June 11, 2001.

                                    THE WARNACO GROUP, INC., for itself and its
                                     divisions, subsidiaries and affiliates


                                    By: /s/ Stanley P. Silverstein
                                       ----------------------------------------
                                        Name:
                                        Title:

                                    EMPLOYEE

                                    /s/ Antonio C. Alvarez
                                    -------------------------------------------
                                    Antonio Alvarez

                                     ANNEX I


This Annex (the "Annex") is part of an agreement, dated as of June 11, 2001 (which together with any amendments, renewals, modifications, restatements or extensions thereof, is herein referred to as the "Agreement"), by and among Antonio Alvarez (the "Employee"), The Warnaco Group, Inc. ("Warnaco") and its divisions, subsidiaries and affiliates (collectively, with Warnaco, the "Companies"). Terms used but not defined in this Annex either when used or at the end of this Annex in the "Definition of Terms" section have the meaning given to them in the Agreement. In the event of any conflicts between this Annex and the Agreement, the terms of this Annex shall govern.

1. Incentive Bonus.

         a. The Employee shall be entitled to an incentive bonus upon the Final Payment Date equal to $2.25 million (the "Minimum Bonus") plus the applicable bonus percentages of the incremental value of the Constituency Payment Pool in excess of the Hurdle Amount as set forth on the chart below (the "Incremental Bonus" and, collectively with the Minimum Bonus, the "Incentive Bonus"); provided, however, that the Incentive Bonus shall not exceed $10,000,000.


             -------------------------------------------------------------------------------
                              Incremental Value of
                          Constituency Payment Pool in
                           Excess of the Hurdle Amount                   Bonus Percentage
                          ----------------------------                   ----------------
             -------------------------------------------------------------------------------
             $0 to $100 million                                                1.5%
             -------------------------------------------------------------------------------
             In excess of $100 million up to $200 million                      2.0%
             -------------------------------------------------------------------------------
             In excess of $200 million up to $300 million                      2.5%
             -------------------------------------------------------------------------------
             In excess of $300 million up to $400 million                      3.0%
             -------------------------------------------------------------------------------
             In excess of $400 million                                         0.0%
             -------------------------------------------------------------------------------


         b. Subject to section 5 of this Annex, on the Final Payment Date, the Companies shall pay to the Employee the Incentive Bonus, less the portion of the Minimum Bonus and the Accelerated Payments previously paid, if any; provided, however, that in the event the Final Payment Date occurs pursuant to clause (iv) of the definition of Final Payment Date, then in the event of the subsequent consummation of the Plan of Reorganization during the Employment Period, Employee shall be entitled to receive promptly upon the occurrence of such event an amount equal to the excess, if any, of (x) an amount equal to the Incentive Bonus calculated based on such subsequent event over (y) the amount of Incentive Bonus that has already been paid to the Employee before application of this provision, if any.

2. Minimum Bonus.

Subject to section 5 of this Annex, the Employee shall receive payment of the Minimum Bonus in accordance with the following payment schedule:

         a. The Companies shall pay 1/3 of the Minimum Bonus to the Employee on each of the following dates:

          (i) When the value of the Constituency Payment Pool equals 1/3 of the Hurdle Amount; and

          (ii) When the value of the Constituency Payment Pool equals 2/3 of the Hurdle Amount; and

         (iii) When the value of the Constituency Payment Pool equals the Hurdle Amount.

         b. In the event that on the Final Payment Date the value of the Constituency Payment Pool does not equal or exceed the Hurdle Amount, the Companies shall pay Employee any remaining unpaid portion of the Minimum Bonus as soon as reasonably practicable following the Final Payment Date, but in no event more than 30 days after the Final Payment Date.

         c. Any other provision of this Agreement notwithstanding, the amount of the Minimum Bonus paid to Employee hereunder shall be reduced by the Excess Monthly Salary.

3. Accelerated Quarterly Payments.

         a. As soon as reasonably practicable following each Acceleration Date the Companies shall pay to the Employee an Accelerated Payment.

         b. For purposes of calculating the Accelerated Payment, the Constituency Payment Pool will be valued as of the Acceleration Date.

4. Form of Incentive Bonus.

         a. The Minimum Bonus shall be paid in cash.

         b. Payment of the Incremental Bonus shall be in a combination of cash, debt obligations of third parties, Marketable Securities and securities of the Reorganized Corporation such that the cash, Third Party Debt, Marketable Securities and Reorganized Corporation Securities received by the Employee shall be in the same proportion to the total Incentive Bonus as such cash, Third Party Debt, Marketable Securities and/or Reorganized Corporation Securities bear to the total Constituency Payment Pool; provided, however, that in no event shall the Incentive Bonus received in cash by the Employee be less than the amount of the Minimum Bonus.

5. Incentive Bonus Upon Termination of Employment

         a. Termination Without Cause or Resignation for Good Reason. Upon the Employee's termination without Cause or resignation for Good Reason, the Employee will be entitled to receive the Incentive Bonus (less the portion of the Minimum Bonus and Accelerated Payment previously paid, if any) calculated as of the Date of Termination; provided, however, that:

          (i) Substantially Completed Transactions and POR Transactions will be included in the determination of the value of the Constituency Payment Pool as of the Date of Termination.

          (ii) Any portion of the Incentive Bonus attributable to a Substantially Completed Transaction and/or a POR Transaction will be paid within 30 days following the close of such Substantially Completed Transaction and/or a POR Transaction.

         (iii) The Employee shall be entitled to receive any remaining unpaid portion of the Minimum Bonus on the Date of Termination.

          (iv) If a Plan of Reorganization becomes substantially consummated or a Complete Disposition is closed within six months of the Date of Termination, then the Employee is entitled to receive promptly upon the occurrence of such event an amount equal to the excess, if any, of (x) an amount equal to the Incentive Bonus calculated based on such subsequent event over (y) the amount of Incentive Bonus that has already been paid to the Employee before application of this provision, if any.

         b. Termination due to Death. Upon the Employee's death, his Beneficiary will be entitled to the unpaid portion of the Minimum Bonus plus the unpaid portion of the Incremental Bonus (calculated after taking into account prepayments of the Minimum Bonus made pursuant to section 2 and Accelerated Payments made pursuant to section 3) calculated as of the Date of Termination; provided, however, that Substantially Completed Transactions and POR Transactions will be included in the determination of the value of the Constituency Payment Pool as of the Date of Termination.

         c. Termination due to Disability. Upon the Employee's termination due to Disability, the Employee will be entitled to the unpaid portion of the Minimum Bonus plus the unpaid portion of the Incremental Bonus (calculated after taking into account prepayments of the Minimum Bonus made pursuant to section 2 and Accelerated Payments made pursuant to section 3) calculated as of the Date of Termination; provided, however, that Substantially Completed Transactions and POR Transactions will be included in the determination of the value of the Constituency Payment Pool as of the Date of Termination.

         d. Termination for Cause or Resignation Without Good Reason. Upon the Employee's termination for Cause or resignation without Good Reason, the Employee shall not be entitled to receive any portion of the Incentive Bonus that would be payable after such Date of Termination.

         e. Termination on the Expiration Date. Upon the Expiration Date, the Employee shall be entitled to the unpaid portion of the Minimum Bonus plus the unpaid portion of the Incremental Bonus (calculated after taking into account prepayments of the Minimum Bonus made pursuant to section 2 and Accelerated Payments made pursuant to section 3) calculated as of the Expiration Date; provided, however, that (i) Substantially Completed Transactions and POR Transactions will be included in the determination of the value of the Constituency Payment Pool as of the Expiration Date and (ii) in the event that the Employee is willing and able to extend the Employment Period to April 30, 2003 in accordance with section 2(e) hereof and the Employment Period is not so extended (whether because Warnaco does not agree to such an extension or for any other reason), then if a Plan of Reorganization becomes substantially consummated within six months of the Expiration Date, then the Employee is entitled to receive promptly upon the occurrence of such event an amount equal to the excess, if any, of (x) an amount equal to the Incentive Bonus calculated based on such subsequent event over (y) the amount of Incentive Bonus that has already been paid to the Employee before application of this provision, if any.

6. Valuation.

          (i) The value of Marketable Securities (other than Reorganized Corporation Securities) that are equity securities will be calculated based on the average closing price of such Marketable Securities during the 90-day trading period immediately prior to the closing date of the transaction that gave rise to the receipt of such securities. The value of Marketable Securities (other than Reorganized Corporation Securities) that are debt or convertible securities will be calculated based on the average closing price (based on quotes from at least three major broker-dealers to be determined by the Board and the Employee) of such Marketable Securities during the five-day trading period immediately prior to the closing date of the transaction that gave rise to the receipt of such securities.

          (ii) The value of the Reorganized Corporation and of Reorganized Corporation Securities shall be the value or values determined by the Board for purposes of the Plan of Reorganization as indicated in the disclosure statement used to solicit votes accepting the Plan of Reorganization.

         (iii) The value of Third Party Debt that is not Marketable Securities shall be the fair market value of such Third Party Debt as determined by the Board and the Employee in good faith and in accordance with customary market practices; provided, that, to the extent such Third Party Debt or Marketable Securities are valued in the Plan of Reorganization, such value, or the methodology to be as used to determine such value, shall be set forth in the disclosure statement used to solicit votes accepting the Plan of Reorganization.

          (iv) The value of assets (other than Marketable Securities or Third Party Debt) shall be determined by the Board and the Employee in good faith and in accordance with customary market practices; provided, that to the extent such Third Party Debt or Marketable Securities are valued in the Plan of Reorganization, such value, or the methodology to be used to determine such value, shall be as set forth in the disclosure statement used to solicit votes accepting the Plan of Reorganization.

7. Definition of Terms

         As used in this Annex, the following terms have the meanings set forth below:

"Acceleration Date" shall mean the last day of each calendar quarter during the Employment Period commencing with the first calendar quarter in which the value of the Constituency Payment Pool is greater than or equal to the Hurdle Amount.

"Accelerated Payment" shall mean 35% of the Incremental Bonus that the Employee is eligible to receive based on the value of the Constituency Payment Pool as of an Acceleration Date less the Accelerated Payments previously paid to the Employee, if any.

"Acceptable Consideration" shall mean the Net Proceeds from Dispositions in the form of:

          (i)   Cash;
         (ii)   Cash equivalents;
        (iii)   Third Party Debt; and
         (iv)   Marketable Securities.

"Calculation Date" shall mean April 11th 2002.

"Complete Disposition" shall mean (i) a sale, transfer or other disposition of all or substantially all of the stock of Warnaco (or the stock of one or more of the Companies that, in the aggregate, represent all or substantially all of the assets of Warnaco) to one or more independent third parties, (ii) a sale, transfer or other disposition of all or substantially all of the assets of Warnaco to one or more independent third parties in one or more transactions, or
(iii) a merger or consolidation of Warnaco (or one or more direct or indirect subsidiaries of Warnaco that, in the aggregate, represent all or substantially all of the assets of Warnaco) with an independent third party.

"Constituencies" shall mean all prepetition creditors and interest holders other than the Companies.

"Constituency Payment Pool" shall equal, without duplication, the sum of (A + B + C + D + E + F + G + H +I +J + K) where:

          (A) equals the value, in U. S. dollars, of the aggregate purchase price (the "Purchase Price") of all goods (the "Goods") that were the subject of a letter of credit issued by any of the prepetition bank creditors that extended credit to any of the Companies under any of the facilities set forth on Schedule A attached hereto (the "Bank Group") that were subsequently purchased by one or more of the Companies during the period beginning June 11, 2001;

          (B) equals the value, in U.S. dollars, of the face amount of any prepetition standby letters of credit that expired or were terminated during the period beginning June 11, 2001 (the "Standby L/Cs");

          (C) equals the value, in U.S. dollars, of prepetition payments under a First Day Order relating to "critical vendor" payments or freight charges;.

          (D) equals the Present Value, in U. S. dollars, of any repayment to the Bank Group in respect of the $150 million administrative claim (the "Administrative Claim") granted under the Final DIP Order, not including any of such funds previously contributed to the Escrow Account and already included in item F;

          (E) equals the Present Value, in U.S. dollars, of any payment to prepetition creditors of the Companies with respect to their prepetition claims (other than payments to the Bank Group in respect of the Administrative Claim) prior to the substantial consummation of the Plan of Reorganization, not including (x) any of such funds previously contributed to the Escrow Account and already included in item F and (y) prepetition payments under a First Day Order;

          (F) equals the Present Value, in U. S. dollars, of all Acceptable Consideration irrevocably allocated to the Escrow Account;

          (G) equals the Present Value, in U.S. dollars, of the outstanding principal amount and accrued interest of any and all debt of the Companies assumed by one or more independent third parties;

          (H) equals the Present Value, in U. S. dollars, of the value of all property, including without limitation cash, cash equivalents, Third Party Debt, Marketable Securities and other assets, received in connection with a Complete Disposition that are irrevocably available to the Constituencies;

          (I) equals the Present Value, in U. S. dollars, of any cash and/or the Reorganized Corporation Securities issued to the Constituencies pursuant to the Plan of Reorganization;

          (J) equals the Present Value (net of liquidation and distribution costs) of any operating subsidiaries or divisions of Warnaco held for liquidation for the benefit of and/or distribution to the Constituencies (the "Operating Companies") at the time the Plan of Reorganization is substantially consummated; and

          (K) equals the Present Value (net of liquidation and distribution costs) of any assets held for liquidation for the benefit of and/or distribution to the Constituencies at the time the Plan of Reorganization is substantially consummated that are not held by
               (i) Operating Companies or (ii) the Reorganized Companies; provided, however, that to the extent that the value of such assets in the aggregate exceed $25,000,000, they will not be included in the calculation of the Constituency Payment Pool.

"Contribution Date" means:

          (A) with respect to any repayment in respect of the Administrative Claim, the date of repayment of the Administrative Claim;

          (B) with respect to payments to prepetition creditors (other than payments to the Bank Group in respect of the Administrative Claim and prepetition payments under a First Day Order) prior to the substantial consummation of the Plan of Reorganization, the date such payments are made;

          (C) with respect to Acceptable Consideration, the date that such Acceptable Consideration is irrevocably contributed to the Escrow Account;

          (D) with respect to debt of one or more of the Companies assumed by one or more independent third parties, the date such debt is assumed by such third party;

          (E) with respect to a Complete Disposition, the closing date of the Complete Disposition; and

          (F) with respect to the Reorganized Corporation and with respect to assets, operating subsidiaries or divisions held for liquidation at the time the Plan of Reorganization is substantially consummated, the date the Plan of Reorganization is substantially consummated.

"Discount Rate" shall mean 20%, per annum, compounded monthly.

"Escrow Account" shall mean the account or bookkeeping procedure established by the Companies to hold or account for Acceptable Consideration pending distribution to the Constituencies to pay the prepetition claims of the Constituencies. All contributions to the Escrow Account are irrevocable.

"Final DIP Order" shall mean that certain "Final Order" of the Bankruptcy Court, dated July 9, 2001, (i) Authorizing Debtors in Possession to Enter Into Post-Petition Credit Agreement Pursuant to Section 364 of the Bankruptcy Code,
(ii) Authorizing Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (iii) Granting Adequate Protection Pursuant to Sections 363 and 364 of the Bankruptcy Code, and (iv) Scheduling Final Hearing Pursuant to Bankruptcy Rule 4001(C).

"First Day Order" shall mean any orders entered by the Bankruptcy Court on the Petition Date or within 5 business days following the Petition Date or based on a motion filed on the Petition Date.

"Final Payment Date" shall mean the earliest of (i) the Expiration Date, (ii) the date that the Plan of Reorganization is substantially consummated, (iii) the Date of Termination for any reason other than a termination for Cause or resignation without Good Reason, or (iv) the closing of a Complete Disposition; provided, however, that if, as of the Final Payment Date under any of clauses
(i) through (iv) of this definition, there are one or more Substantially Completed Transactions and/or POR Transactions, the Final Payment Date shall occur as soon as reasonably practicable following the close of the last Substantially Completed Transaction and/or POR Transaction.

"Hurdle Amount" shall mean $625,000,000.

"Marketable Securities" shall mean any debt or equity security that is listed and freely tradable on an established U. S. securities exchange or the NASDAQ national market system that, in the opinion of the Board, is actively traded.

"Net Proceeds from Dispositions" shall mean the net consideration received by any of the Companies in connection with all of the Partial Dispositions.

"Partial Disposition" shall mean each sale, transfer or other disposition of the assets of one of the Companies or the sale of a subsidiary of one of the Companies other than in connection with a Complete Disposition.

"Petition Date" shall mean June 11, 2001.

"Plan of Reorganization" shall mean the plan of reorganization of the Companies or substantially all the Companies approved by the Bankruptcy Court.

"POR Transactions" shall mean (i) any Partial Dispositions and/or Complete Dispositions for which a definitive agreement has been signed or (ii) any establishment of a Reorganized Corporation, in either case, pursuant to a Plan of Reorganization that is filed with the Bankruptcy Court prior to the Final Payment Date and that close or is established within 180 days of the Final Payment Date.

"Present Value" shall mean, with respect to each component of the Constituency Payment Pool, the present value of such component determined as of the Calculation Date, based on the Discount Rate and the period of time between the Calculation Date and the Contribution Date, accruing or discounting both forwards (if the Contribution Date precedes the Calculation Date) and backwards (if the Calculation Date precedes the Contribution Date), as applicable.

"Reorganized Corporation" shall mean the corporation or corporations or other entities that emerge from the Companies upon the substantial consummation of the Plan of Reorganization.

"Reorganized Corporation Securities" shall mean all securities, beneficial interests, debt instruments and other obligations issued by the Reorganized Corporation.

"Substantially Completed Transactions" shall mean any Partial Dispositions and/or Complete Dispositions (exclusive of POR Transactions) for which a definitive agreement has been signed on or prior to the Final Payment Date and which close within 180 days following the Final Payment Date.

"Third Party Debt" shall mean debt obligations or convertible securities of independent third parties.

                         SCHEDULE A TO ANNEX


 ---------------------------------------------------------------------
                             FACILITY

 ---------------------------------------------------------------------
 U.S. Amended and Restated Revolving Credit Facility
 ---------------------------------------------------------------------
 U.S. Five-Year Revolving Credit Facility
 ---------------------------------------------------------------------
 Trade/Letter of Credit Facility
 ---------------------------------------------------------------------
 Bridge Facility
 ---------------------------------------------------------------------
 Securitization Facility
 ---------------------------------------------------------------------
 Bank of America Letter of Credit Facility
 ---------------------------------------------------------------------
 French Franc Revolving Facility
 ---------------------------------------------------------------------
 The Bank of Nova Scotia Equity Derivative
 ---------------------------------------------------------------------
 Canadian Revolving Facility
 ---------------------------------------------------------------------
 KBC Term Facility
 ---------------------------------------------------------------------
 Sun Trust Equity Derivative
 ---------------------------------------------------------------------
 DKB Credit Facility
 ---------------------------------------------------------------------
 U.K. Facility Agreement
 ---------------------------------------------------------------------
 Societe Generale Facilities
 ---------------------------------------------------------------------
 The Bank of East Asia Letter of Credit Facility
 ---------------------------------------------------------------------
 The Bank of Nova Scotia Overdraft Facility
 ---------------------------------------------------------------------
 Unicredito Facility
 ---------------------------------------------------------------------
 French Franc Term Loan
 ---------------------------------------------------------------------
 KBC Bilateral Facility
 ---------------------------------------------------------------------